20181207 – AnHeart-DS Exclusive License

Exhibit 10.3

In accordance with Item 601(b)(10) of Regulation S-K, certain portions of this exhibit have been omitted because the information (i) is not material and (ii) would likely cause competitive harm to Nuvation Bio if publicly disclosed. The omissions have been indicated by “[**Redacted**]”.

LICENSE AGREEMENT BETWEEN

DAIICHI SANKYO COMPANY, LIMITED AND

ANHEART THERAPEUTICS INC.

20181207 – AnHeart-DS Exclusive License

TABLE OF CONTENTS

1.
DEFINITIONS 1
2.
LICENSE GRANTS 6
3.
DEVELOPMENT AND COMMERCIALIZATION. 8
4.
TECHNOLOGY TRANSFER 11
5.
PAYMENTS 13
6.
INTELLECTUAL PROPERTY. 16
7.
CONFIDENTIALITY 18
8.
REPRESENTATIONS, WARRANTIES AND COVENANTS. 21
9.
INDEMNIFICATION. 23
10.
TERM AND TERMINATION 24
11.
DISPUTE RESOLUTION. 29
12.
MISCELLANEOUS PROVISIONS 30

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LICENSE AGREEMENT

This License Agreement (the “Agreement”), dated the 7th day of December, 2018 (the “Effective Date”), is between DAIICHI SANKYO COMPANY, LIMITED, a Japanese corporation having an office and principal place of business at 5-1, Nihonbashi-honcho 3- chome Chuo-ku, Tokyo 103-8426, Japan (“Daiichi Sankyo”), and ANHEART THERAPEUTICS INC., a Delaware corporation having an office and place of business at 5 Penn Plaza, 23rd floor, New York, NY 10001, USA (“AnHeart”). Daiichi Sankyo and AnHeart are each referred to herein by name, individually as a “Party”, or collectively as “Parties”.

RECITALS:

1.
Daiichi Sankyo owns Patents (hereinafter defined), technology and Know- how (hereinafter defined) in existence as of the Effective Date relating to the Licensed Compound (hereinafter defined); and

2.
AnHeart desires to research, develop and commercialize products containing the Licensed Compound for therapeutic uses in humans; and

3.
Daiichi Sankyo desires to grant to AnHeart an exclusive license under its intellectual property relating to the Licensed Compound, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements and covenants set forth herein, Daiichi Sankyo and AnHeart agree as follows:

1.
Definitions.

As used in this Agreement, each capitalized term used herein shall have the meaning set forth below unless context clearly and unambiguously dictates otherwise.

1.1.
“Affiliate” means, with respect to a legal person or entity, any other legal person or entity that controls, is controlled by or is under common control with such legal person or entity, for so long as such control exists. For purposes of this definition only, “control” shall mean: (a) beneficial ownership (direct or indirect) of more than fifty percent (50%) of the shares of the person entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority); or (b) the de facto ability to control or direct the management of such person or entity.
1.2.
“AnBio” means, AnBio Inc., a Delaware corporation, which owns one hundred percent (100%) of the share capital of AnHeart as of the Effective Date.

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1.3.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in the United States, China or Japan are authorized or required by law to remain closed.

1.4.
“Commercially Reasonable Effort” means, with respect to a Party, those efforts and resources, as applicable, relating to a certain activity or activities, including, without limitation, the research, development and commercialization of a Product in accordance with such Party's business, legal, medical and scientific judgment, such reasonable efforts and diligence to be in accordance with the efforts and resources a reasonably comparable pharmaceutical company would use for a product owned by it, or to which it has rights, which is of similar market potential, at a similar stage in its product life, taking into account the establishment of the Product in the marketplace, the competitiveness of the marketplace, the proprietary position of the Product, the regulatory structure involved, the profitability of the Product and other relevant factors.

1.5.
“Competing Molecules” means drug candidates other than Licensed Compounds which: (1) have been [**Redacted**] (2) [**Redacted**]; and (3) [**Redacted**]. For the avoidance of doubt, drug candidates that [**Redacted**] shall not be deemed to be Competing Molecules.

1.6.
“Confidential Information” has the meaning provided in Section 7.1.

1.7.
“Control”, when used in reference to intellectual property, means possession of the ability (whether by license or ownership, or an Affiliate having possession by license or ownership) to grant a license or sublicense, of or within the scope set forth in this Agreement, without violating the terms of any written agreement with any Third Party.

1.8.
“Cover”, “Covering” or “Covered” means, with respect to a Patent, that, but for a license granted to a Party under a Valid Claim included in such Patent, the practice by such Party of an invention claimed in such Patent would infringe such Valid Claim (or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent).

1.9.
“Daiichi Sankyo Technology” means the Daiichi Sankyo Patents and Daiichi Sankyo Know-how.
1.9.1.
“Daiichi Sankyo Know-how” means Know-how related to the Licensed Compounds that is owned or Controlled by Daiichi Sankyo as of the Effective Date.

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1.9.2.
“Daiichi Sankyo Patents” means Patents owned or Controlled by Daiichi Sankyo as of the Effective Date with a Valid Claim Covering the Licensed Compounds or a Product, or that are otherwise reasonably necessary or useful for researching, developing, manufacturing, using, selling or importing the Licensed Compounds or a Product, or that would otherwise Cover manufacturing, using, selling or importing a Product, in each case within the Field and in the Territory. The Daiichi Sankyo Patents are set forth in Exhibit A.

1.10.
“DMF” means a Drug Master File as more fully defined in 21 C.F.R.

§314.420 in the United States or similar documents filed with a Regulatory Authority in another jurisdiction.

1.11.
“EMA” means the European Medicines Agency or any successor entity.

1.12.
“FDA” means the United States Food and Drug Administration or any successor entity.

1.13.
“Field” means all human therapeutic uses of the Licensed Compounds that derives therapeutic effect from ROS proto-oncogene 1 (ROS1) and/or the neurotrophic receptor tyrosine kinase (NTRK), and/or anaplastic lymphoma kinase (ALK) pathways for the diagnosis, prevention, or treatment of any indication.

1.14.
“First Commercial Sale” means the date on which the Product is first shipped by AnHeart, its Affiliate, or its Sublicensee to Third Parties for commercial sale in any country in the Territory after all required Marketing Approvals have been granted, or such sale is otherwise permitted, by the Regulatory Authority in such country, excluding samples, compassionate use (including named patient programs) and the like.

1.15.
“IND” means, in the United States, an effective Notice of a Claimed Investigational New Drug Application filed with the FDA as more fully defined in 21

C.F.R. §312.3, and, with respect to every other country in the Territory, the equivalent application (i.e., a filing that must be made prior to commencing clinical testing of Product in humans) for such country, filed with the applicable Regulatory Authority in such country.

1.16.
“Invention” means any new or useful process, machine, manufacture, or composition of matter relating to or comprising a Licensed Compound or a Product, and any improvement, enhancement, modification or derivative work to any Daiichi Sankyo Technology, that is conceived or first reduced to practice or first demonstrated to have utility during the Term in connection with the Parties' activities to develop, manufacture and commercialize the Licensed Compound and Product(s) worldwide.
1.17.
“Joint Technology” means the Joint Patents and Joint Know-how.

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1.17.1.
“Joint Know-how” means Know-how, including any Invention, that is conceived of discovered, developed, made and/or reduced to practice jointly by or on behalf of employees, agents, or consultants of Daiichi Sankyo or its Affiliates or its or their Sublicensees, on the one hand, and employees, agents, or consultants of AnHeart, its Affiliates, or its Sublicensees, on the other hand.

1.17.2.
“Joint Patents” means Patents with a Valid Claim Covering an Invention, that is conceived of discovered, developed, made and/or reduced to practice jointly by or on behalf of employees, agents, or consultants of Daiichi Sankyo or its Affiliates or its or their Sublicensees, on the one hand, and employees, agents, or consultants of AnHeart, its Affiliates, or its Sublicensees, on the other hand.

1.18.
“Know-how” means confidential and proprietary information and tangible materials, whether patentable or unpatentable, that is necessary or useful to develop or commercialize a Licensed Compound or a Product and that exists as of the Effective Date or is discovered, developed or acquired during the Term, including, without limitation: (a) ideas, discoveries, Inventions, improvements or trade secrets; (b) tests, assays, techniques, methods, procedures, formulas, processes and data, including, but not limited to, clinical data (including patient report forms, preliminary and final investigators' reports, statistical analyses, expert opinions and reports, safety and other electronic databases, Regulatory Filings and communications, and the like), pharmacological, preclinical and toxicological data, as well as manufacturing information and descriptions, with respect to a Licensed Compound or a Product; and (c) pharmaceutical, chemical and biological materials, products and compositions of matter in each case that are reasonably necessary or useful to research, develop, manufacture and commercial a Licensed Compound or a Product in accordance with this Agreement. Know-How does not include any Patents.

1.19.
“Licensed Compounds” means the compounds claimed in Daiichi Sankyo Patents, including, but not limited to the compound which is identified by the internal Daiichi Sankyo compound code DS-6051b with the molecular structure set forth in Exhibit A, and any salts, hydrates, solvates, esters, and stereoisomers of any Licensed Compound.

1.20.
“MAA” means a Marketing Authorization Application, filed with the EMA.

1.21.
“Major Markets” means the [**Redacted**].

1.22.
“Marketing Approval” means, with respect to a Product, all approvals,

licenses, registrations or authorizations of any Regulatory Authority, necessary for the manufacturing, use, storage, import, transport and sale of such Product in a particular country, but excluding pricing or reimbursement approval where governmental approval is required for pricing, or for the Product to be reimbursed by national health insurance.

1.23.
“NDA” means a New Drug Application, filed with the FDA.
1.24.
“Net Sales” means the gross amounts invoiced for Product sold by AnHeart, its Affiliates, or its Sublicensees (each a “Selling Party”) in finished product form, packaged

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and labeled for sale in arm's length transactions to Third Parties, less the following deductions from such gross amounts: (a) normal and customary trade, cash and other discounts and allowances actually allowed by the Selling Party and taken by the customer;

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(b) credits, price adjustments or allowances actually granted to the customer for damaged goods, returns or rejections of a Product; (c) sales taxes or similar taxes, including duties or other governmental charges imposed on the sale of a Product (including value added taxes or other governmental charges, but excluding any income taxes), to the extent the Selling Party is not otherwise entitled to a credit or a refund for such taxes, duties or payments made; (d) chargeback payments, rebates, fees, and other adjustments, including those granted on price adjustments, billing errors, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health insurance carriers or other institutions, including those paid in connection with such sales to any governmental entity; and (e) any invoiced freight, shipping, insurance and other transportation charges. Net Sales does not include samples or Product for compassionate use and the like. Net Sales, as set forth in this definition, will be calculated by applying the Selling Party's standard accounting practices, in accordance with generally accepted accounting principles used by the Selling Party, as consistently applied in its respective audited financial statements.

1.24.1.
Sales between or among AnHeart, its Affiliates and its Sublicensees may be excluded from the computation of Net Sales if such sales are not intended for end use, but Net Sales will include the subsequent final sales to Third Parties by AnHeart, its Affiliates or its Sublicensees.

1.24.2.
If AnHeart, its Affiliate, or its Sublicensee sells or transfers units of a Product in conjunction with any other product, and in so doing sells or transfers such units for an amount less than the sum of the weighted average selling price for such units of such Product sold separately, for the purposes of determining Net Sales from such sales or transfers, Net Sales shall be based upon the price of such Product sold to a similar size customer ordering a similar volume of units of the Product under similar terms and conditions, but sold separately.

1.25.
“Patents” means any of the following: (a) any issued and unexpired patent, including without limitation, any inventor's certificate, substitution, extension, re-registration, confirmation, reissue, re-examination, re-validation, renewal or any similar governmental grant for protection of inventions (including, but not limited to, patent term extensions, pediatric exclusivity or supplementary protection certificate); (b) any patent application including, without limitation, any continuation, divisional, substitution, continuation-in-part, provisional applications and converted provisional applications; and (c) all foreign counterparts of any of the foregoing.

1.26.
“Product(s)” means any pharmaceutical preparations containing a Licensed Compound as an active ingredient.

1.27.
“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with

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authority over the research, development, manufacture, commercialization or other use (including the granting of Marketing Approvals) of the Product(s) in any country in the Territory including, with respect to the United States, the FDA, and with respect to the European Union, the EMA.

1.28.
“Regulatory Filings” means, collectively, all INDs for the Licensed Compounds, the DMF, any application for Marketing Approval, Marketing Approvals and other filings, such as annual reports, required by any Regulatory Authority in any country in the Territory.

1.29.
“Sublicensee” means any Third Party that is approved by Daiichi Sankyo under Section 2.3 or otherwise permitted under Section 2.2, and receives a sublicense under Section

2.2 to the rights granted by Daiichi Sankyo, regardless of the number of intermediate sublicenses (tiers) granted between AnHeart and such Third Party.

1.30.
“Term” has the meaning provided in Section 10.1

1.31.
“Territory” means all countries worldwide.

1.32.
“Third Party” means any legal person or entity other than a Party or an Affiliate of a Party.

1.33.
“Valid Claim” means any claim of an [**Redacted**]

2.
License Grants.

2.1.
Scope of Grant.

2.1.1
In the Field. In consideration of and subject to the terms and conditions of this Agreement, Daiichi Sankyo grants to AnHeart a royalty-bearing, exclusive right and license in the Field in the Territory, with the right to grant one or more sublicenses in accordance with the terms of Section 2.2, under the Daiichi Sankyo Technology: (a) to develop the Licensed Compounds and Product(s); (b) to make, have made, use, import and export the Licensed Compounds for the purpose of making, having made, using, offering for sale, selling, marketing, distributing, importing and exporting Product(s); and (c) to make, have made, use, offer for sale, sell, market, distribute, import and export Product(s).
2.1.2
Outside of the Field. Daiichi Sankyo grants to AnHeart a royalty-free, non-exclusive right and license, without the right to grant sublicenses, to use the Licensed Compounds in pre-clinical research outside of the Field. If AnHeart decides to file an IND for the use of a Licensed Compound outside of the Field, it shall notify Daiichi Sankyo of such decision and the Parties will negotiate in good faith the terms and conditions of a license for additional rights to allow AnHeart to develop, and commercialize specific Licensed Compounds.

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2.2.
Sublicenses. AnHeart may grant sublicenses of the license granted under Section

2.1 to one or more Sublicensees. Such sublicenses may be granted with or without the right to grant further sublicenses through multiple tiers, provided that AnHeart notifies Daiichi Sankyo of the identity of each proposed Sublicensee, obtains approval from Daiichi Sankyo if necessary under Section 2.3, and gives Daiichi Sankyo a reasonable opportunity to review and comment on the terms of the proposed sublicense. Notwithstanding anything provided herein to the contrary (including without limitation Sections 2.2 and 2.3), if, as of the effective date of a sublicense, a joint venture company to be initially formed in China by AnBio and investment funds managed by Decheng Capital LLC or the wholly-owned subsidiary of such funds (the “JV Company”) owns one hundred percent (100%) of the share capital of AnHeart, Daiichi Sankyo hereby expressly approves the grant of such sublicense by AnHeart to the JV Company, with the right to grant further sublicenses only to Affiliates of the JV Company, of its rights in the Peoples Republic of China (for the avoidance of doubt, including the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan), and hereby expressly approves the grant of sublicenses by AnHeart, without the right to grant further sublicenses, to any Affiliate of the JV Company, and no further approval by Daiichi Sankyo shall be necessary for the grant of such sublicenses to the JV Company and/or its Affiliates. If, as of the effective date of a sublicense, the JV Company does not own one hundred percent (100%) of the share capital of AnHeart, Daiichi Sankyo hereby expressly approves the grant of such sublicense by AnHeart to the JV Company of its rights under this Agreement, with the right to grant further sublicenses of its rights in the Peoples Republic of China (for the avoidance of doubt, including the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) to any subsidiary that is wholly-owned by the JV Company; provided that AnHeart shall inform or cause the JV Company to inform Daiichi Sankyo of the identity of such wholly-owned subsidiary of the JV Company and reasons for such further sublicense and consider Daiichi Sankyo’s comments (if any) in good faith, and no further approval by Daiichi Sankyo shall be necessary for the grant of such sublicenses to the JV Company or such wholly-owned subsidiary of the JV Company. For clarity, except as expressly provided in this Section 2.2, AnHeart, and/or the JV Company shall be required to obtain approval of sublicenses to all Sublicensees as provided in Sections 2.2 and 2.3 of this Agreement. AnHeart will ensure that all Sublicensees are bound by the same obligations as those set forth hereunder, including, but not limited to the obligations of confidentiality and non-use of Confidential Information. AnHeart will be liable to Daiichi Sankyo for any material breach of the terms of this Agreement by a Sublicensee without regard to whether Daiichi Sankyo approves such sublicensee or raises any objection or concerns about such sublicense at the time it is executed.

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2.3.
Approval of Sublicensees. Promptly after the Effective Date, and on the anniversary of the Effective Date each year of the Term thereafter, AnHeart shall provide Daiichi Sankyo a list of proposed Sublicensees for review and preapproval, which approval shall not be unreasonably withheld. Daiichi Sankyo shall review such list and inform AnHeart in writing of any potential Sublicensees on the list that are not approved. If Daiichi Sankyo does not notify AnHeart of its denial of approval of a proposed sublicensee within [**Redacted**] calendar days of receiving the list from AnHeart, such sublicensee shall be deemed approved. If AnHeart wishes to engage a sublicensee that is not on the then current list of approved Sublicensees, it may request approval of such sublicensee by submitting a written request to Daiichi Sankyo. Daiichi Sankyo shall review such list and inform AnHeart in writing if such proposed sublicensee is not approved. If Daiichi Sankyo does not notify AnHeart of its denial of approval of a sublicensee within [**Redacted**] calendar days of receiving the request from AnHeart, such sublicensee shall be deemed approved. Any denial of approval by Daiichi Sankyo shall be made in good faith based on reasonable concerns related to the particular sublicensee. If requested by AnHeart, Daiichi Sankyo shall discuss its reasons for denying approval of a sublicensee. For clarity, approval of a Sublicensee by Daiichi Sankyo does not change or limit AnHeart’s obligations under Section 8.1.5.

2.4.
No Other Rights. It is expressly understood that AnHeart is not granted any rights to the Daiichi Sankyo Technology, except as expressly provided in paragraph 2.1.

3.
Development and Commercialization.

3.1.
Development.

3.1.1
Diligence. AnHeart shall have the sole responsibility to research and develop the Licensed Compounds and Product(s) throughout the Territory. AnHeart,

either directly or through one or more of its Affiliates or Sublicensees, will use

Commercially Reasonable Efforts to develop one or more Products for use in the Field in each of [**Redacted**], and at least [**Redacted**] of the Major Markets in Europe. For clarity, the results of multi-regional clinical trials that can be used to apply for Marketing Approval in each of the Major Markets can be used to satisfy such diligence requirement.

3.1.2
Ongoing Clinical Trials

(a)
Daiichi Sankyo shall continue the Phase I clinical study of DS-6051b in Japan (i.e., Daiichi Sankyo’s internal reference “J102”) after the Effective Date until all subjects complete the study treatment, the clinical drug supplies in Daiichi Sankyo’s possession as of the Effective Date are depleted or the expiration date of such clinical drug supplies has passed, whichever is the earliest. AnHeart shall reimburse Daiichi Sankyo within [**Redacted**] calendar days of receiving an itemized quarterly invoice from Daiichi Sankyo for customary and reasonable Third Party costs and expenses incurred for CRO services and data management after the Effective Date to continue the J102 clinical study, the cumulative total amount of which shall not exceed

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[**Redacted**] for CRO services, and [**Redacted**] for data management fees, respectively.

(b)
Daiichi Sankyo shall cause its subsidiary in the United States, Daiichi Sankyo Inc. (“DSI”), which is the sponsor of the Phase I clinical study of DS-6051b in the United States (i.e., Daiichi Sankyo’s internal reference “U101”), (i) to transfer the IND sponsorship of the U101 study to AnHeart by sending Form 1571 or other sponsorship transfer request form or letter to FDA, and (ii) to provide all documents listed in Exhibit D including the Regulatory Filings, the trial protocols and other documents related to the U101 study to AnHeart, in both cases no later than [**Redacted**] calendar days after the Effective Date in accordance with Section 4.1.2. Daiichi Sankyo or DSI shall promptly take such actions and execute all instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Filings relating to the U101 study to AnHeart or its designee. If applicable law prevents or delays the transfer of ownership of the Regulatory Filings, Daiichi Sankyo or DSI will grant AnHeart or its designee a permanent, exclusive and irrevocable right of access and reference to such Regulatory Filing for a Product and will fully cooperate to make the benefits of such Regulatory Filings available to AnHeart or its designee.

(c)
Notwithstanding the transfer of the sponsorship of the U101 IND to AnHeart, Daiichi Sankyo will cause DSI to continue the operational work of the U101 study with the remaining human subjects until: (a) [**Redacted**] calendar days after the [**Redacted**], or (b) [**Redacted**], whichever is earlier. [**Redacted**] will use its best efforts to complete [**Redacted**] by [**Redacted**]. The Parties will discuss and agree upon a plan to transfer the operational work for the U101 study to AnHeart to ensure that AnHeart can continue the U101 study after the transfer from DSI under this Section 3.1.2(c). Such transition plan shall include the timelines for Daiichi Sankyo to assign the agreed upon contract research agreements for the U101 study and of Daiichi Sankyo to make arrangements to deliver its remaining clinical drug supplies, if any, to AnHeart or its designee. Any remaining clinical drug supplies for the U101 study will be delivered to AnHeart or its designee at no cost to AnHeart except the cost of shipping and related insurance. AnHeart shall reimburse Daiichi Sankyo within [**Redacted**] calendar days of receiving an itemized quarterly invoice from Daiichi Sankyo for customary and reasonable Third Party costs and expenses incurred by Daiichi Sankyo or DSI for CRO services after the Effective Date to continue the U101 clinical study, the cumulative total amount of which shall not exceed [**Redacted**].

3.1.3
Further Development. AnHeart shall be solely responsible for promptly initiating and conducting all development activities after the Effective Date related to the Licensed Compounds and all Products, including conducting all clinical trials and non-clinical studies that it deems appropriate to obtain Marketing Approval(s) within the Territory. On or before December 31st of each year after the Effective Date until the First Commercial Sale of each Product sold by AnHeart, its Affiliate or its Sublicensee,

10

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AnHeart shall provide Daiichi Sankyo an annual development report describing: (a) the achievement of any development milestone event described in Section 5.2 of this Agreement;

(b) any other significant or material events in the development of the Licensed Compounds, and/or Product(s); and (c) a summary of development milestones expected to be achieved for the Licensed Compounds and/or each Product during the subsequent twelve (12) months. Until the First Commercial Sale of the first Product sold by AnHeart, its Affiliate, or its Sublicensee, such reports shall also include: (d) a good faith projection of the current development plan for each Product, including the source and amount of any financial commitments that will be necessary to undertake the described activities. In addition to such annual reports, AnHeart shall inform Daiichi Sankyo in writing of any material change to its development plan that is made between the annual reports.

3.2.
Regulatory Submissions. AnHeart, either directly or through its

Affiliates or Sublicensees, will use Commercially Reasonable Efforts to prepare and file with the applicable Regulatory Authorities those Regulatory Filings deemed necessary or desirable by AnHeart, its Affiliates, or its Sublicensees to undertake development activities, obtain Marketing Approvals and maintain the same in each of [**Redacted**], and at least [**Redacted**] of the Major Markets in Europe.

3.3.
Compliance. AnHeart and all of its Affiliates and Sublicensees will conduct all development and regulatory activities with respect to the Product(s) in compliance in all material respects with all applicable legal requirements and regulatory standards including, for the avoidance of doubt, GLP, GCP and GMP, where necessary. The Parties acknowledge that certain of these activities may not require that GLP, GCP or GMP standards be followed and therefore such activities need not be performed under such guidelines.

3.4.
Commercialization. AnHeart shall have the sole responsibility to commercialize Products throughout the Territory. AnHeart, either directly or through its Affiliates, and/or its Sublicensees, shall use Commercially Reasonable Efforts to launch the Product(s) in the Field as soon as reasonably practicable after receipt of the Marketing Approval therefor in each of the countries within the Territory, and thereafter to market, promote and sell Product(s) in the Field in such countries.

3.5.
Manufacturing.

3.5.1
Existing Stock of Materials. Within [**Redacted**] calendar days after AnHeart notifies Daiichi Sankyo of the location where the materials will be delivered, but in no case less than [**Redacted**] calendar days after the Effective Date, Daiichi Sankyo will make arrangements to deliver to AnHeart or its designee the quantities of the Licensed Compounds, and materials that are useful in manufacturing the Licensed Compounds that are listed in Exhibit B. Such materials will be delivered to AnHeart or its designee at no cost to AnHeart except the cost of shipping and related insurance. Appropriate documentation will be provided for all materials transferred pursuant to this Section 3.5.1. All costs for shipping materials from Daiichi Sankyo to AnHeart or its designee, and related insurance, shall be paid by AnHeart. All materials provided under this Section 3.5.1 are provided “as-is” and subject

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to Section 8.3 (Disclaimer of Warranties) and Section 8.4 (Limitation of Liability) of this Agreement.

3.5.2
Responsibility. AnHeart will be solely responsible for manufacturing of all of the Licensed Compounds and Product(s) that are necessary for further development and commercialization of such Licensed Compounds and Products(s) after the Effective Date. Manufacturing of the Licensed Compounds and Product(s) may be done by AnHeart directly, or through an Affiliate or Sublicensee, provided that Daiichi Sankyo is informed of any sublicensing of Daiichi Sankyo Technology to an Affiliate or Sublicensee as provided in Section 2.2, or AnHeart has obtained approval to grant a sublicense to the Sublicensee as provided in Section 2.3.

3.6.
Competing Programs.

3.6.1
Competing Molecules. During the Term, AnHeart its Affiliates, and its Sublicensees shall not develop or commercialize any Competing Molecules.

3.6.2
Acquired Molecules. If during the Term, as a result of a merger or other transaction, AnHeart acquires, or is acquired by a Third Party that is developing and/or distributing, marketing or selling, either on its own or through an Affiliate or licensee, a product that contains Competing Molecules, the surviving entity shall discontinue development of, or license out its rights with respect to such Competing Molecules within [**Redacted**] calendar days after the acquisition transaction is completed.

3.6.3
Confidential Information. During and after the Term, AnHeart, its Affiliates, and its Sublicensees shall not use any Daiichi Sankyo Technology or any Confidential Information received form Daiichi Sankyo for any purpose, including to research, develop, manufacture, or commercialize any molecule other than the Licensed Compound, other than expressly allowed under the terms of this Agreement.

4.
Technology Transfer.

4.1
Data Transfer.

4.1.1
Pre-Clinical Data. Within [**Redacted**] calendar days after the Effective Date, Daiichi Sankyo will transfer to AnHeart the pre-clinical data or study reports listed in Exhibit C, that are necessary for AnHeart to submit an IND, MAA, NDA, or a similar application for approval to develop or market a Product in any jurisdiction. Such transfer of documents, reports, data, analytical reports, and any other information will be done through an electronic data room or other reasonable means, as determined by Daiichi Sankyo after consulting with AnHeart.

4.1.2
Data and Reports from Ongoing Clinical Trials.
(a)
Clinical Trial Data. Promptly after the Effective Date, Daiichi Sankyo will transfer all documents and trial data listed in Exhibit D including, but not limited

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to, the most recent clinical and PK data from the U101 study and the J102 study to AnHeart or its designee as soon as practical, but no later than [**Redacted**] calendar days after the Effective Date. Daiichi Sankyo and/or DSI will timely prepare and submit 2018 development safety update reports (DSUR) for the U101 study and the J102 clinical study, and will transfer to AnHeart or its designee a complete set of clinical data, including efficacy data, which was obtained from each of such clinical studies within [**Redacted**] calendar days after the date of data cuts. Upon a written request from AnHeart, Daiichi Sankyo will transfer interim trial data from such clinical trial(s) to AnHeart or its designee according to an agreement between the Parties regarding the data and information to be transferred, and the schedule for such transfer.
(b)
Final Clinical Study Reports. AnHeart shall be responsible for preparing the final report for the U101 study on its own or by another vendor of its choice, and Daiichi Sankyo shall have no responsibility for preparing such final report. AnHeart shall not be required to reimburse Daiichi Sankyo for any fees incurred in connection with the preparation of such final report. The cost to prepare the final report for the J102 study has been included in the costs to be reimbursed by AnHeart, as provided in Section 3.1.2(a).

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4.2
Development and Manufacturing Technology. Within [**Redacted**] calendar days after the Effective Date, Daiichi Sankyo will transfer to AnHeart, the documents, reports, data, analytical reports, and other information listed in Exhibit D that are necessary to: (a) research and develop the Licensed Compounds and/or apply for Marketing Approval for a Product, and (b) manufacture the Licensed Compounds. Such transfer of documents, reports, data, analytical reports, and any other information will be done through an electronic data room or other reasonable means, as determined by Daiichi Sankyo after consulting with AnHeart.

4.3
Further Assistance. Following the transfer of data and technology under this Article 4, appropriate personnel at Daiichi Sankyo will remain available to answer questions, and to provide other assistance reasonably requested by AnHeart regarding the transferred technology, for up to [**Redacted**] from the Effective Date. If AnHeart wishes Daiichi Sankyo and or DSI’s participation in AnHeart’s FDA Meeting, then AnHeart shall make a request to Daiichi Sankyo no later than [**Redacted**] calendar days before such meeting, accompanied by a summary of the expected roles of participants from Daiichi Sankyo and/or DSI (the “Notice Requirements”), unless Daiichi Sankyo waives such Notice Requirements. AnHeart will reimburse Daiichi Sankyo for reasonable out-of-pocket expenses, in accordance with AnHeart’s expense reimbursement policies, and will pay Daiichi Sankyo a rate of [**Redacted**] per day for the time expended by Daiichi Sankyo personnel for travel requested by AnHeart. Reimbursement of any other costs or expenses associated with providing assistance to AnHeart under this Section 4.3 will be subject to the Parties reaching an agreement regarding reimbursement before such cost or expense is incurred.

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5.
Payments.

5.1.
Upfront Payment. AnHeart will pay Daiichi Sankyo a non-refundable, non- creditable payment of [**Redacted**] within [**Redacted**] Business Days of the Effective Date.

5.2.
Development Milestones. AnHeart will pay Daiichi Sankyo the following non- refundable, non-creditable milestone payments within [**Redacted**] Business Days of AnHeart, its Affiliate, or its Sublicensee achieving such milestone. If any development milestone event is achieved before one or more of the preceding development milestone events, as described in this Section 5.2, such preceding development milestone payment(s) shall become due at the same time as the subsequent development milestone payment. For clarity, AnHeart shall be required to pay each development milestone payment only once, regardless of the order in which the milestone events occur.

Milestone	Payment
[**Redacted**]	[**Redacted**]
[**Redacted**]	[**Redacted**]
[**Redacted**]	[**Redacted**]
[**Redacted**]	[**Redacted**]
[**Redacted**]	[**Redacted**]

5.3.
Sales Milestone Payments. AnHeart will pay to Daiichi Sankyo the following payments upon the first achievement of the following levels of cumulative worldwide annual Net Sales of all Product(s) by AnHeart, its Affiliates, and its Sublicensees.

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Worldwide Annual Net Sales	Payment Amount
[**Redacted**]	[**Redacted**]
[**Redacted**]	[**Redacted**]

5.4.
Royalty Payments.

5.4.1.
Royalty Rates. AnHeart will pay Daiichi Sankyo royalties of [**Redacted**] of Net Sales of all Product(s) sold by AnHeart, its Affiliates, and/or its Sublicensees.

5.4.2.
Term of Royalty Payments. AnHeart’s obligation to pay royalties under Section 5.4.1 above will expire on a country-by-country basis upon the later to occur of: (a) the expiration of the last Valid Claim in a Daiichi Sankyo Patent that Covers the Licensed Compounds and/or Product(s) in the country, if any, and (b) [**Redacted**] years from the First Commercial Sale of a Product containing a Licensed Compound in the country. After the expiration of the royalty term in a country under this Section 5.4.2, AnHeart will have a fully paid up license under the Daiichi Sankyo Technology to make use, sell, offer for sale, and import the Licensed Compounds and the Product(s) for use in the Field in such country.
5.4.3.
Payments for Third Party Licenses. Daiichi Sankyo will remain responsible for all obligations arising from licenses from Third Parties executed prior to the Effective Date. AnHeart will be responsible, at its own expense, for obtaining any required licenses to intellectual property from a Third Party that, in the absence of such license, would be infringed by the manufacture, use, import, export or sale of a Licensed Compound or a Product in a particular country. AnHeart shall, in its sole discretion and at its sole expense, determine which Third Party licenses are necessary, and shall negotiate and execute all such licenses directly with the Third Party licensors.

5.5.
Payments and Reports. All Sales Milestone and Royalty payments due to Daiichi Sankyo under this Agreement are due and payable within [**Redacted**] calendar days of the close of the calendar quarter during which the corresponding milestone event and/or Net Sales are recognized. Together with any such payment, AnHeart will deliver a report specifying in the aggregate and on a country-by-country basis: (a) total gross invoiced amount from sales of each Product by AnHeart, its Affiliates, and its Sublicensees; (b) amounts deducted by category (e.g., normal and customary trade, cash and other discounts, allowances and credits actually allowed and taken directly with respect to sales of the Product) from gross invoiced amounts to calculate Net Sales; (c) Net Sales; and (d) royalties payable; and (e) a forecast of Net Sales and royalties to be paid to Daiichi Sankyo for each of the next [**Redacted**] quarters. AnHeart shall send the first such report within [**Redacted**] calendar days of receiving the first Marketing Approval anywhere in the Territory, provided that such first report need only include a forecast (i.e. no royalty payment will be due) of Net Sales for the next [**Redacted**] quarters.

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5.6.
Payment Method. All payments due to Daiichi Sankyo under this Agreement will be made by bank wire transfer in immediately available funds to an account designated by Daiichi Sankyo. All payments hereunder shall be made in the legal currency of the United States, and all references to “$” or “Dollars” herein refer to U.S. Dollars. AnHeart shall be responsible for paying all transfer and other fees related to completing all bank wire transfers required under this Agreement, except for the transfer fee imposed by the bank designated by Daiichi Sankyo. Within [**Redacted**] calendar days after the Effective Date, Daiichi Sankyo will provide AnHeart all information necessary to make such bank wire transfers. Thereafter, any change to such bank wire transfer information will be transmitted to AnHeart by a notice in accordance with Section 12.11.

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5.7.
Currency Conversion. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion will be made using the average of the buying and selling exchange rate for conversion of the foreign currency and U.S. Dollars, quoted for current transactions reported in The Wall Street Journal (U.S., Eastern Edition) for the last business day of each month of the calendar quarter to which such payment pertains.

5.8.
Late Payments. AnHeart shall pay interest to Daiichi Sankyo on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the London Interbank Offered Rate of interest plus [**Redacted**], as reported by The Wall Street Journal for the applicable period, and the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent. This Section 5.8 will in no way limit any other remedies available to Daiichi Sankyo.

5.9.
Taxes.

5.9.1
Withholding Taxes. If AnHeart is required to withhold any tax to the tax or revenue authorities in any country in the Territory regarding any payment to Daiichi Sankyo, such amount may be deducted from the payment to be made by AnHeart, provided that AnHeart takes all reasonable and lawful actions to avoid or minimize such withholding and promptly notifies Daiichi Sankyo so that Daiichi Sankyo may also take lawful actions to avoid or minimize such withholding. AnHeart will promptly furnish Daiichi Sankyo with copies of any tax certificate or other documentation evidencing such withholding, as necessary to enable Daiichi Sankyo to support a claim, if permissible, for income tax credit in respect of any amount so withheld. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty in effect from time to time.

5.9.2
Value Added Taxes. All payments due to Daiichi Sankyo from AnHeart pursuant to this Agreement shall be paid exclusive of any value added tax, which will be paid by AnHeart upon receipt of a valid value added tax invoice. For clarity, the upfront, milestone and royalty payments under this Agreement are not subject to such value added tax as long as AnHeart’s entity in Japan does not make the payment.

5.10
Records. AnHeart will keep, and will cause its Affiliates, and its Sublicensees to keep, complete, true and accurate books of accounts and records, in compliance with applicable laws and the terms and conditions of this Agreement, sufficient to determine and establish the

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calculation of Net Sales and royalties payable under this Agreement for a period of [**Redacted**] after the year in which the sale of the Product(s) generating the same occurred.

5.11
Inspection of Records. At the request of Daiichi Sankyo, AnHeart, its Affiliates, and its Sublicensees will permit an independent certified public accountant appointed by Daiichi Sankyo, to inspect the books and records described in Section 5.10; provided that such inspection shall be at reasonable times and upon reasonable notice and not more often than [**Redacted**]. Any inspection conducted under this Section 5.11 will be at Daiichi Sankyo’s expense, unless such inspection reveals any underpayment of [**Redacted**] or more of any amount due to Daiichi Sankyo during the audited period, in which case the full costs of such inspection will be paid by AnHeart. Any amount found to be due to Daiichi Sankyo, will be paid by AnHeart within [**Redacted**] Business Days with interest on the underpayment at the rate specified in Section 5.8 from the date such payment was originally due until paid.

6.
Intellectual Property.

6.1
Ownership of Licensed Intellectual Property. Subject to the licenses granted in Article 2 of this Agreement, each Party will retain all right, title and interest in and to, and ownership of, all Patents and other intellectual property conceived, discovered, developed, reduced to practice, or otherwise made solely by or on behalf of such Party (or its Affiliates. or its or their Sublicensees). Subject to the licenses and other rights granted herein, as between the Parties, each Party will own an equal, undivided interest in any and all Joint Know-how and Joint Patents. Inventorship and ownership rights in Inventions and other Know-how created, developed, conceived and/or reduced to practice after the Effective Date under this Agreement will be determined under the intellectual property laws of the United States, irrespective of where such creation, development, conception, discovery, development or making occurs.

6.2
Filing, Prosecution and Maintenance.

6.2.1
Daiichi Sankyo Patents. Using counsel of its choice, AnHeart shall be responsible, at its sole expense, for preparing, filing, prosecuting, and maintaining the Daiichi Sankyo Patents that Cover the Licensed Compounds and/or Product(s), including preparing and filing requests for patent term extensions, supplemental protection certificates, pediatric exclusivity, or similar protections that extend the term of such Daiichi Sankyo Patents. AnHeart shall also be solely responsible for defending the Daiichi Sankyo Patents from any challenges to their validity or enforceability, including responding to patent office communications or office actions, oppositions, reissue or reexamination proceedings, or interferences, brought by any Third Party, whether before a patent authority or judicial body. Daiichi Sankyo shall, upon request, provide reasonable support to AnHeart in (i) preparing, filing, prosecuting, and maintaining the Daiichi Sankyo Patents and (ii) defending the Daiichi Sankyo Patents from any challenges to their validity or enforceability, including, but not limited to, providing and signing documents, or making experts available for testimony as necessary for AnHeart to fulfill its obligations under this Section 6.2.1. AnHeart will reimburse Daiichi Sankyo for reasonable

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out-of-pocket expenses, in accordance with AnHeart’s expense reimbursement policies, and will pay Daiichi Sankyo a rate of [**Redacted**] per day for the time expended by Daiichi Sankyo personnel for travel requested by AnHeart. If AnHeart

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decides that it will no longer prosecute or maintain a Daiichi Sankyo Patent, it will give Daiichi Sankyo reasonable notice of its decision, which will include sufficient time prior to the expiration or termination of all relevant deadlines for taking necessary actions to preserve the rights in such Daiichi Sankyo Patent, and will allow Daiichi Sankyo to assume control over and continue prosecuting and maintaining such Daiichi Sankyo Patent. If Daiichi Sankyo continues to prosecute and/or maintain a Daiichi Sankyo Patent after AnHeart returns responsibility to Daiichi Sankyo, such Daiichi Sankyo Patent shall [**Redacted**].

6.2.2
AnHeart Patents and Joint Patents. AnHeart will be responsible, at its sole expense, for preparing, filing, prosecuting, and maintaining Patents that Cover its own inventions, and Joint Patents that are useful to research, develop or commercialize the Licensed Compounds or Product(s). If AnHeart, in its sole discretion, decides that it will no longer prosecute or maintain a Joint Patent, it will give Daiichi Sankyo reasonable notice of its decision, which will include sufficient time prior to the expiration or termination of all relevant deadlines for taking necessary actions to preserve the rights in such Joint Patent, and will allow Daiichi Sankyo to assume control over and continue prosecuting and maintaining such Joint Patent. If requested by Daiichi Sankyo, AnHeart will [**Redacted**].

6.2.3
Regulatory Exclusivity. If AnHeart decides to seek regulatory and/or data exclusivity for a Product, AnHeart will be responsible, at its sole expense, for preparing and filing such requests with the applicable Regulatory Authority. Daiichi Sankyo will, upon request, provide reasonable support to AnHeart in preparing and filing such requests.

6.3
Defense of Infringement Claims by Third Parties.

6.3.1
Liability. If a Third Party files or threatens to file an infringement claim against either Party or both Parties related to the manufacture, use, offer for sale, sale, importation or exportation of a Licensed Compound or Product in any country within the Territory, AnHeart will defend such suit at its own expense and will be solely responsible for all damages awarded to the Third Party plaintiff, whether as the result of a court order or an agreement to settle. AnHeart’s liability under this Section 6.3.1 will be subject to AnHeart’s right to indemnification under Section 9.1, if applicable. Daiichi Sankyo will assist and cooperate with AnHeart in defending such claim(s) upon reasonable requests and at AnHeart’s expense.

6.3.2
Control. AnHeart will solely control the defense of infringement claim(s) brought against either Party or both Parties by Third Parties, including the right to control settlement of such claim(s), provided that AnHeart may not agree to terms in the settlement that will adversely affect Daiichi Sankyo's rights or interests unless Daiichi Sankyo has given prior written consent, which will not be unreasonably withheld or delayed. Notwithstanding AnHeart’s right to control the defense of claim(s) of infringement, if Daiichi Sankyo is named as a defendant, it will have the right to participate in such case, including by engaging separate counsel, at its sole expense. Without affecting or limiting AnHeart’s right to

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control the defense of infringement claims by Third Parties, if Daiichi Sankyo elects to engage separate counsel, the Parties shall cooperate in defending and/or settling such claims.

6.4
Enforcement Actions Against Third Parties.

6.4.1
Notification. If either Party learns of any infringement, unauthorized use, misappropriation or ownership claim, or threatened infringement of any Daiichi Sankyo Technology by a Third Party with respect to the Licensed Compound or Product(s) anywhere within the Territory, such Party will promptly notify the other Party in writing and will promptly provide the other Party with available evidence of such infringement or other such claim.

6.4.2
Control. AnHeart will have the first right, but not the obligation, to institute an infringement suit, initiate administrative proceedings, or take other appropriate action against a Third Party for any alleged infringement of any Daiichi Sankyo Technology anywhere within the Territory. If AnHeart does not secure actual cessation of the offending activities, or institute an infringement proceeding or other administrative proceeding against an offending Third Party, AnHeart will notify Daiichi Sankyo of such circumstances as soon as reasonably practicable, but in any case no later than [**Redacted**] days of learning of such infringement or threatened infringement. Upon receiving such notice, Daiichi Sankyo will have the right, but not the obligation, at its sole discretion, to take appropriate actions in the name of either Party or both Parties. Each Party will execute all necessary and proper documents, and take such actions as are necessary and appropriate to allow the other Party to institute and prosecute such infringement actions and will otherwise cooperate in instituting and prosecuting such actions (including, without limitation, consenting to being named as a nominal party thereto).

6.4.3
Expenses. The costs and expenses of any such enforcement actions against Third Parties (including fees of attorneys and other professionals) will be paid by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses will be borne by the Parties in such proportions as they may agree in writing. Any damages paid by Third Parties as a result of such an enforcement action (whether by way of settlement or otherwise) will be applied first to reimburse both Parties for all costs and expenses incurred. If such funds are not sufficient to reimburse all expenses of both Parties, all funds will be divided on a pro rata basis in the same proportion as the costs and expenses incurred. If any funds remain after all expenses of both Parties have been reimbursed, such excess funds will be [**Redacted**].

6.5
Trademarks. If a Product receives Regulatory Approval and will be marketed pursuant to the terms of this Agreement, AnHeart will have the right to select the trademark or trademarks under which the Product(s) will be marketed by AnHeart, its Affiliates, and/or its Sublicensees. AnHeart will own all trademarks used to market the Product(s).

7.
Confidentiality.
7.1.
Confidential Information. Except to the extent expressly authorized by this Section 7 or otherwise agreed in a writing signed by both Parties, each Party (the “Receiving

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Party”) shall, during and after the Term of this Agreement, keep confidential and not publish or otherwise disclose or use for any purpose other than as explicitly provided for in this Agreement any confidential and proprietary information or materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) that are disclosed or provided to it by the other Party or an Affiliate of the other Party(each a “Disclosing Party”) or otherwise received or accessed by a Receiving Party, its Affiliates, or its Sublicensees in the course of performing its obligations under this Agreement including, but not limited to, any trade secrets, Know-How, Product specifications, formulae, processes, techniques and information relating to the Disclosing Party's past, present and future marketing, financial, and research and development activities for any product of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”). Confidential Information of each Party includes the terms and conditions of this Agreement.

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7.2.
Exceptions. Notwithstanding the foregoing, Confidential Information does not include information or materials to the extent that it can be established by the Receiving Party that such information or material:

7.2.1.
is already lawfully known to the Receiving Party, other than under an obligation of confidentiality at the time of disclosure by the Disclosing Party as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

7.2.2.
is generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

7.2.3.
becomes generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party and other than through any act or omission of the Receiving Party, its Affiliates, or its Sublicensees in violation of this Agreement;

7.2.4.
is independently developed by the Receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

7.2.5.
is lawfully disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation not to disclose such information to others.

7.3.
Authorized Disclosure. Notwithstanding Section 7.1, the Receiving Party may disclose Confidential Information of the Disclosing Party:

7.3.1.
to its respective employees, consultants and advisors, and to the employees, consultants and advisors of such Receiving Party's Affiliates, sublicensees or potential investors or sublicensees, who have a need to know such Confidential Information in connection with the activities or transactions contemplated in this Agreement and have an

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obligation to treat such Confidential Information as confidential under terms no less restrictive than those set forth herein; or

7.3.2.
in its publicly filed financial statements or other public statements pursuant to applicable laws, regulations, and stock exchange rules or otherwise disclosed pursuant to applicable law; provided, that: (a) the terms of this Agreement are redacted to the greatest extent possible; and (b) such Receiving Party provides the Disclosing Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance of the scheduled release or publication thereof to afford the Disclosing Party a reasonable opportunity to review and comment on the proposed text (including redacted versions of this Agreement).

7.3.3.
to governmental authorities to facilitate the issuance of Marketing Approvals for Product; provided that reasonable measures are taken to assure confidential treatment of such information;

7.3.4.
to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, conducting preclinical activities or clinical trials and marketing a Product;

7.3.5.
to Third Parties in connection with a Receiving Party's efforts to secure financing or enter into strategic partnerships, provided such information is disclosed only on a need-to-know basis and under confidentiality provisions at least as stringent as those in this Agreement;

7.3.6.
that is required to be disclosed in response to a valid order by a court or other governmental body and provided that the Receiving Party provides the Disclosing Party with prompt notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy, then the Receiving Party may furnish only that portion of the Confidential Information which the Receiving Party is legally compelled to disclose; or

7.3.7.
that is required to be disclosed in connection with any legal or regulatory requirements or obligations, including SEC filings or Regulatory Filings, provided that the Receiving Party offers reasonable cooperation to the Disclosing Party in an attempt, as may be permitted and appropriate, to redact or seek confidential treatment of sensitive Confidential Information.

7.4.
Publications. If AnHeart, its Affiliates, and/or its Sublicensees, but excluding its clinical investigators proposes a publication related to a Licensed Compound or a Product that includes Confidential Information of Daiichi Sankyo, AnHeart will first submit an early draft of such publication to Daiichi Sankyo, whether they are to be presented orally or in written form, at least [**Redacted**] days prior to submission for publication or presentation. Daiichi Sankyo may review such proposed publication/presentation in order to avoid unauthorized disclosure of its Confidential Information and to preserve the

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patentability of

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inventions and will, as soon as reasonably possible, but no more than [**Redacted**] days from receipt of the advance copy of the proposed publication, inform AnHeart if:

7.4.1.
its proposed publication contains Confidential Information of Daiichi Sankyo, in which case AnHeart, its Affiliate, or its Sublicensee will delete such Confidential Information from its proposed publication; and/or

7.4.2.
its proposed publication could be expected to have a material adverse effect on any Patent, Know-How, compound or product of Daiichi Sankyo, in which case AnHeart, its Affiliate, or its Sublicensee will delay such proposed publication for a reasonable period to permit the timely preparation and first filing of patent application(s) covering the information involved.

7.4.3.
This Section 7.4 does not apply to any disclosures permitted pursuant to Section 7.2.

7.5.
Press Releases. Neither Party may issue any press release relating to this Agreement without obtaining the other Party's prior written approval, which approval will not be unreasonably withheld or delayed, provided that such approval is not be required for a press release issued in connection with a disclosure made pursuant to Section 7.3.7.

7.6.
Restrictions on Use. During and after the Term, the Receiving Party shall not use, and shall ensure that its Affiliates, and its Sublicensees do not use any Confidential Information disclosed to it by a Disclosing Party or otherwise received or accessed in the course of performing its obligations under this Agreement for any purpose other than as expressly provided herein. For clarity, this restriction will not apply to information that is covered by one or more of the exceptions described in Section 7.2 of this Agreement.

8.
Representations, Warranties and Covenants.

8.1.
Representations and Warranties of Both Parties. Each Party represents and warrants to the other, as of the Effective Date, that:

8.1.1.
it is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

8.1.2.
it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and that it has the right to grant to the other Party the licenses and sublicenses granted pursuant to this Agreement, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

8.1.3.
this Agreement is legally binding upon it and, upon execution by the other Party, shall be enforceable in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting

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the enforcement of creditors' rights generally and subject to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity);

8.1.4.
the execution, delivery and performance of this Agreement by such Party does not knowingly conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any governmental agency or Regulatory Authority having jurisdiction over it;

8.1.5.
it has not granted any right to any Third Party that would knowingly conflict with the rights granted to the other Party hereunder;

8.1.6.
it has not been debarred under the Generic Drug Enforcement Act of 1992 (21 U.S.C. §301 et seq.), is not under investigation for debarment action, has not been disqualified as an investigator pursuant to 21 C.F.R. §312.70, does not have a disqualification hearing pending and is not currently employing any person or entity that has been so debarred or disqualified to perform any of its obligations under this Agreement. It shall promptly notify the other Party if it is so debarred or disqualified and shall terminate any so debarred or disqualified individual's or entity's participation in the performance of any of its obligations under this Agreement promptly upon its awareness of such debarment or disqualification; and

8.1.7.
it is not aware of any action, suit or inquiry or investigation instituted by any person or governmental agency that questions or threatens the validity of this Agreement.

8.2.
Additional Representations, Warranties and Covenants of Daiichi Sankyo. Daiichi Sankyo warrants, represents and covenants to AnHeart as follows:

8.2.1.
As of the Effective Date, Daiichi Sankyo owns or Controls all of the Daiichi Sankyo Technology in existence on the Effective Date, and the exclusive right to grant licenses with respect thereto;

8.2.2.
Unless specifically disclosed to be otherwise, the Daiichi Sankyo Patents: (a) that are issued as of the Effective Date are valid and in full force and effect, and

(b) are not the subject of any interference or opposition proceedings, and (c) Daiichi Sankyo is not aware of any pending or threatened action, suit proceeding or claim by a Third Party challenging the ownership rights in, or the validity or scope of the Daiichi Sankyo Patents;

8.2.3.
As of the Effective Date, none of the Daiichi Sankyo’s Know-How:

(a) was obtained by Daiichi Sankyo in violation of any contractual or fiduciary obligation to which it or any of its employees or staff members are or were bound, or by the misappropriation of a trade secret of any Third Party, (b) there is no pending or threatened action, suit, proceeding or claim by a Third Party asserting that any of Daiichi Sankyo’s Know-How infringes or otherwise is violating any patents, trade secret or other proprietary right of any Third Party, and (c) to the knowledge of Daiichi Sankyo, the use of Daiichi

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Sankyo Technology licensed under this Agreement does not violate the patent, trade secret, or other proprietary rights of any Third Party.

8.3.
Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, DAIICHI SANKYO DISCLAIMS ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO ANY MATERIALS PROVIDED UNDER THIS AGREEMENT), EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS, WHETHER ISSUED OR PENDING.

8.4.
Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STATUTE, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES. THE FOREGOING LIMITATION OF LIABILITY, HOWEVER, SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER ARTICLE 9.

9.
Indemnification.

9.1.
Indemnification by Daiichi Sankyo. Daiichi Sankyo will defend, hold harmless and indemnify (collectively “Indemnify”) AnHeart and its Affiliates, and their respective agents, directors, contractors, representatives, officers and employees (collectively “AnHeart Indemnitees”) from and against any liability or expense, including without limitation reasonable legal expenses and attorneys' fees, (collectively “Losses”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third Party Claim”) relating to or arising from a material breach of any of Daiichi Sankyo's representations, warranties or covenants under Sections 8.1 or 8.2 or other obligations pursuant to this Agreement, or any gross negligence or willful misconduct by Daiichi Sankyo or its officers, directors, employees in the exercise of any of Daiichi Sankyo's rights or the performance of any of Daiichi Sankyo's obligations under this Agreement. Daiichi Sankyo's obligation to Indemnify the AnHeart Indemnitees pursuant to this Section 9.1 will not apply to the extent that any such Losses arise from the gross negligence, willful misconduct or wrongful acts or omissions of any AnHeart Indemnitee; or are Losses for which AnHeart is obligated to Indemnify the Daiichi Sankyo Indemnitees pursuant to Section 9.2.

9.2.
Indemnification. AnHeart will Indemnify Daiichi Sankyo and its Affiliates, and its and their agents, directors, contractors, representatives, officers and employees (collectively “Daiichi Sankyo Indemnitees”) from and against any and all Losses resulting from Third Party Claims relating to or arising from a material breach of any of AnHeart’s

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representations, warranties or covenants under Section 8.1 or 8.3 or other obligations pursuant to this Agreement, any gross negligence or willful misconduct by AnHeart, its Affiliates, and/or its Sublicensees or their respective officers, directors, employees in the exercise of any of AnHeart’s rights or the performance of any of AnHeart’s obligations under this Agreement, or any tort claims of personal injury (including death) or property damage relating to or arising out of any sale, offer for sale or importation of any Product in the Territory by AnHeart, its Affiliates, and/or its Sublicensees, or any claims relating to or arising out of the marketing or sales activities of AnHeart, its Affiliates, and/or its Sublicensees in the Territory. AnHeart’s obligation to Indemnify the Daiichi Sankyo Indemnitees pursuant to this Section 9.2 shall not apply to the extent that any such Losses arise from the gross negligence, willful misconduct or wrongful acts or omissions of any Daiichi Sankyo Indemnitee, or are Losses for which Daiichi Sankyo is obligated to Indemnify the AnHeart Indemnitees pursuant to Section 9.1.

9.3.
Procedure. To be eligible to be indemnified hereunder, any AnHeart Indemnitee under Section 9.1, or Daiichi Sankyo Indemnitee under Section 9.2, as the case may be (an “Indemnitee”) seeking indemnification, must provide the indemnifying Party with prompt notice of the Third Party Claim giving rise to the claimed indemnification obligation and must assign the exclusive ability to defend or settle any such claim to the indemnifying Party; provided, however, that the indemnifying Party may not enter into any settlement that admits fault, wrongdoing or damages on the part of the Indemnitee without such Indemnitee's written consent, such consent not to be unreasonably withheld or delayed. The Indemnitee will cooperate with reasonable requests from the indemnifying Party, at the indemnifying Party's expense, and will have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. Without affecting or limiting the indemnifying Party’s right to control the defense of the Third Party Claim, if the Indemnitee elects to engage separate counsel, the Parties shall cooperate in defending and/or settling such claims.

9.4.
Complete Indemnification. Indemnification under this Article 9 will include the reasonable costs and expenses of the Indemnitee relating to legal fees and expenses and damages awarded to the Indemnitee in connection with enforcement of Sections 9.1 and 9.2.

9.5.
Allocation. If a claim is based in part on an indemnified claim, as described in Sections 9.1 and 9.2, and in part on a non-indemnified claim, or is based in part on a claim described in Section 9.1 and in part on a claim described in Section 9.2, any payments and reasonable attorney fees incurred in connection with such claims will be apportioned between the Parties in accordance with the degree of fault attributable to each Party.

9.6.
Insurance. During the Term and for [**Redacted**] years thereafter, AnHeart will maintain a policy of insurance at levels sufficient to support its indemnification obligations, but in any case such insurance must provide adequate coverage for clinical trials liability, products liability, worker's compensation, employer's liability, and comprehensive general liability. Upon Daiichi Sankyo’s request, AnHeart shall provide evidence of such insurance.

10.
Term and Termination.

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10.1.
Term. This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 10, will continue in full force and effect until AnHeart and all of its Affiliates and sublicensees cease all commercial activity related to all Products throughout the Territory (the “Term”).

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10.2.
Termination by Daiichi Sankyo.

10.2.1.
Daiichi Sankyo may terminate this Agreement, without prejudice to any other remedies available to it at law or in equity, if AnHeart, its Affiliate, or its Sublicensee commits a material breach of this Agreement that, in the case of a material breach capable of remedy, has not have been remedied within [**Redacted**] days of receiving a notice from Daiichi Sankyo identifying the breach and requiring its remedy, or if such material breach cannot be cured within [**Redacted**] days, if AnHeart does not commence and diligently continue actions to cure such breach during such [**Redacted**] days. The Parties acknowledge that non-payment of sums due from AnHeart hereunder will be considered a material breach of this Agreement.

10.2.2.
To the extent permitted by law, Daiichi Sankyo may terminate this Agreement immediately if: (a) AnHeart becomes insolvent, or makes or seeks to make or arrange an assignment for the benefit of creditors; (b) proceedings in voluntary bankruptcy are initiated by or on behalf of AnHeart or proceedings in involuntary bankruptcy are initiated against AnHeart (and, in the case of any such involuntary proceeding, not dismissed within [**Redacted**] days); or (c) a receiver or trustee of AnHeart’s property is appointed and not discharged within [**Redacted**] days.

10.2.3.
Daiichi Sankyo may terminate this Agreement immediately upon written notice if AnHeart, its Affiliate, or its Sublicensees initiates or joins any challenge, whether in a court of law or in an administrative proceeding, to the validity or enforceability of a Daiichi Sankyo Patent.

10.3.
Termination by AnHeart.

10.3.1.
AnHeart may terminate this Agreement, without prejudice to any other remedies available to it at law or in equity, if Daiichi Sankyo commits a material breach of this Agreement that, in the case of a material breach capable of remedy, has not been remedied within [**Redacted**] days of receiving a notice from AnHeart identifying the breach and requiring its remedy, or if such material breach cannot be cured within such [**Redacted**] day period, if Daiichi Sankyo does not commence and diligently continue actions to cure such breach during such [**Redacted**] days.

10.3.2.
AnHeart may terminate its activities under this Agreement on a country-by-country basis or may terminate this Agreement in its entirety, at AnHeart’s sole discretion, upon [**Redacted**] months prior written notice if: (i) it has bona fide material concerns regarding the lack of safety for human use and toxicity of the Licensed Compounds or the lack of efficacy of the Licensed Compounds, (ii) claim(s) Covering the Licensed Compound in the Product offered for sale are invalidated by a competent court in the relevant

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jurisdiction in a final unappealed or unappealable decision, or (iii) the Licensed Compounds is determined by a competent court in the relevant jurisdiction in a final unappealed or unappealable decision to infringe one or more claims of a patent asserted by a Third Party. The notice under this Section 10.3.2 will specify in detail the basis for such termination, including a reasonable description of such concerns.

10.4.
Accrued Obligations/Survival. Expiration or termination of this Agreement for any reason does not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination. Section 3.6.3 (Confidential Information), Section 5.8 (Late Payments), Section 5.10 (Records), Section 5.11 (Inspection of Records), Article 7 (Confidentiality), Section 8.4 (Limitation of Liability), Article 9 (Indemnification.), this Section 10.4 (Accrued Obligations/Survival), Section 10.5 (Effects of Terminations), Section 12.9 (Governing Law) and Section 12.11 (Notices) shall survive expiration or termination of this Agreement for any reason.

10.5.
Effects of Terminations.

10.5.1.
If AnHeart terminates this Agreement in its entirety or terminates its activities in a particular country in the Territory (each affected country being a “Terminated Country”) pursuant to Section 10.3 in each case, then:

(a)
If there are any ongoing clinical trials in such Terminated Country being conducted by or on behalf of AnHeart, its Affiliate, or its Sublicensee, at the time the notice of termination is sent, AnHeart will, as of the actual termination date: (i) promptly transfer to Daiichi Sankyo or its designee some or all of such clinical trials and the activities related to or supporting such trials; or (ii) terminate such clinical trials; in each case upon request from Daiichi Sankyo and at Daiichi Sankyo’s sole discretion. Notwithstanding the foregoing, if the clinical trials in the Terminated Country are required or useful for Regulatory Filings or permitted activities with respect to a Product outside of the Terminated Country, then AnHeart will, upon sending written notice of its decision to terminate its activities in the Terminated Country, have the option of completing such clinical trials.

(b)
If requested by Daiichi Sankyo, AnHeart will: (i) promptly transfer to Daiichi Sankyo or its designee copies of all data, reports, records, materials that relate to the Product(s) in such Terminated Country, (ii) provide Daiichi Sankyo or its designee with all information necessary or desirable to cross-reference or assume responsibility for any Regulatory Filings, as the case may be, in AnHeart’s name with respect to the Product(s), in such Terminated Country, and (iii) return to Daiichi Sankyo all relevant records and materials in AnHeart’s possession or control containing Confidential Information of Daiichi Sankyo relating solely to the Product(s) in such Terminated Country, provided that AnHeart may keep one copy of such Confidential Information for archival purposes or as may be necessary or useful in connection with AnHeart’s activities under this Agreement outside of the Terminated Country. If AnHeart elects to terminate this Agreement in its entirety, within [**Redacted**] calendar days of such termination, AnHeart will also provide Daiichi Sankyo with copies of all preclinical and clinical data (including

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investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases).

(c)
If requested by Daiichi Sankyo after receiving a notice of termination with regard to a Terminated Country under Section 10.3.2, AnHeart will engage in good faith negotiation regarding the commercial terms and consideration for an exclusive royalty-bearing license, with the right to sublicense, under any Patents and Know- how that are Controlled by AnHeart that are necessary or useful for Daiichi Sankyo to make, have made, use, sell, offer for sale, import and export the Licensed Compound or the

Product(s) in such Terminated Country. Upon termination of this entire Agreement, if requested by Daiichi Sankyo, AnHeart will engage in good faith negotiation regarding the commercial terms and consideration for a separate exclusive royalty-bearing license, with the right to sublicense, under any Patents and Know-how that are Controlled by AnHeart that are reasonably necessary or useful for Daiichi Sankyo to make, have made, use, sell, offer for sale, import and export the Licensed Compound or the Product(s).

(d)
If requested by Daiichi Sankyo, AnHeart will grant and will cause to be granted to Daiichi Sankyo an exclusive royalty-bearing license, with the right to sublicense, to use any Trademarks specific to the Product in such Terminated Country. Upon termination of this Agreement, at the request of Daiichi Sankyo, AnHeart will engage in good faith negotiation regarding the commercial terms and consideration for an exclusive royalty-bearing license, with the right to sublicense for Daiichi Sankyo or it designee to use any Trademarks specific to the Product(s). It is understood that such license will not include the AnHeart name or any trademark, trade name, or logo of AnHeart itself.

(e)
The licenses granted to AnHeart under Section 2.1 will terminate in the Terminated Country or throughout the Territory if this Agreement is terminated in its entirety.

(f)
If requested by Daiichi Sankyo, AnHeart will assign all sublicense agreements granted by AnHeart under this Agreement in the Terminated Country to Daiichi Sankyo or its designee to the extent permitted under those agreements and not adversely affecting AnHeart’s activities outside of the Terminated Country. If Daiichi Sankyo does not request assignment of such sublicense agreements, then such sublicense agreements will terminate upon termination of AnHeart’s rights with respect to the Licensed Compound or the Product(s).

(g)
If AnHeart elects to terminate this Agreement in its entirety, AnHeart shall return all relevant records and materials in its possession or control containing Daiichi Sankyo’s Confidential Information to Daiichi Sankyo, provided that AnHeart may keep one copy of such Confidential Information for archival purposes only.

10.5.2.
If Daiichi Sankyo terminates this Agreement in its entirety pursuant to Section 10.2, then:
(a)
If there are any ongoing clinical trials with respect to a Product being conducted by or on behalf of AnHeart, its Affiliates, or its Sublicensees at the time of

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notice of termination, AnHeart will, as of the termination date, promptly transfer some or all of such clinical trials and the activities related to or supporting such trials to Daiichi Sankyo or its designee, or complete or terminate such clinical trials, in each case as requested by Daiichi Sankyo at Daiichi Sankyo’s sole expense.

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(b)
If requested by Daiichi Sankyo, AnHeart will promptly assign and transfer to Daiichi Sankyo or its designee all Regulatory Filings for Product(s) that are held by AnHeart, its Affiliates or its Sublicensees, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Filings to Daiichi Sankyo or its designee. If applicable law prevents or delays the transfer of ownership of a Regulatory Filing, AnHeart will grant Daiichi Sankyo or its designee a permanent, exclusive and irrevocable right of access and reference to such Regulatory Filing for a Product, and will fully cooperate to make the benefits of such Regulatory Filings available to Daiichi Sankyo or its designee. At the request of Daiichi Sankyo, within [**Redacted**] calendar days of such termination, AnHeart will provide to Daiichi Sankyo or its designee copies of all such Regulatory Filings, and of all preclinical and clinical data (including investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases) and other Know-How controlled by AnHeart (other than marketing information).

(c)
Notwithstanding other provisions in this Section 10.5.2, (i) if Daiichi Sankyo terminates this Agreement in its entirety pursuant to Section 10.2.1 or Section 10.2.3, upon Daiichi Sankyo’s request, AnHeart will grant Daiichi Sankyo an exclusive, irrevocable, fully paid up license, with the right to sublicense, under any Patents and Know-how that are Controlled by AnHeart that are reasonably necessary or useful to make, have made, use, sell, offer for sale, import and export the Licensed Compounds or the Product(s); and (ii) if Daiichi Sankyo terminates this Agreement in its entirety pursuant to Section 10.2.2, upon Daiichi Sankyo’s request, AnHeart will engage in good faith negotiation regarding the commercial terms and consideration for a separate exclusive royalty-bearing license, with the right to sublicense, under any Patents and Know-how that are Controlled by AnHeart that are reasonably necessary or useful for Daiichi Sankyo to make, have made, use, sell, offer for sale, import and export the Licensed Compound or the Product(s).

(d)
Notwithstanding other provisions in this Section 10.5.2, (i) if Daiichi Sankyo terminates this Agreement in its entirety pursuant to Section 10.2.1 or Section 10.2.3, upon Daiichi Sankyo’s request, AnHeart will grant Daiichi Sankyo or its designee an exclusive, irrevocable, fully paid up license, with the right to sublicense, to use any Trademarks specific to the Product(s) in the Territory. It is understood that such assignment will not include the AnHeart name or any trademark, trade name, or logo of AnHeart itself; and (ii) if Daiichi Sankyo terminates this Agreement in its entirety pursuant to Section 10.2.2, upon Daiichi Sankyo’s request, AnHeart will engage in good faith negotiation regarding the commercial terms and consideration for an exclusive royalty-bearing license, with

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the right to sublicense for Daiichi Sankyo or it designee to use any Trademarks specific to the Product(s). It is understood that such license will not include the AnHeart name or any trademark, trade name, or logo of AnHeart itself.

(e)
If requested by Daiichi Sankyo, AnHeart will assign any or all of the sublicense agreements granted by AnHeart under this Agreement to Daiichi Sankyo or its designee to the fullest extent permitted under those agreements. If Daiichi Sankyo does not request such assignment(s), then such sublicense agreements will terminate upon termination of AnHeart's rights with respect to the Licensed Compound and the Product(s).

(f)
If requested by Daiichi Sankyo, AnHeart will fully cooperate with Daiichi Sankyo or its designee to facilitate a smooth, orderly and prompt transition of the development and commercialization of the Product(s) to Daiichi Sankyo or its designee upon termination. Without limiting the foregoing, and if applicable, AnHeart will promptly provide Daiichi Sankyo copies of customer lists, customer data and other customer information relating to the Product(s), which Daiichi Sankyo shall have the right to use and disclose for any purpose.

(g)
If requested by Daiichi Sankyo, AnHeart shall complete, or shall cause its Affiliate, or its Sublicensee to complete, all work-in-process to manufacture finished Product(s) and will transfer any quantities of the Licensed Compounds and finished Product(s) (including work-in-process when finished) in its or its Affiliates' possession to Daiichi Sankyo or its designee, for which Daiichi Sankyo shall reimburse AnHeart one hundred percent (100%) of its (or its Affiliate’s) cost of goods within [**Redacted**] days of such transfer. Daiichi Sankyo will pay all shipping, insurance and customs charges associates with such transfer.

(h)
If AnHeart or its Affiliate is manufacturing the Product(s) at the time the termination becomes effective, then AnHeart or its Affiliate will continue to manufacture such Product(s) for Daiichi Sankyo, at one hundred percent (100%) of the cost of goods plus a reasonable profit, from the date of notice of such termination until such time as Daiichi Sankyo is able to secure an acceptable alternative commercial manufacturing source, which period shall not exceed [**Redacted**] months. If requested by Daiichi Sankyo, AnHeart will engage in good-faith negotiation regarding the commercial terms and consideration for, effective upon termination of this Agreement, a separate agreement to transfer the technology necessary to manufacture the Product(s) for sale in the Territory.

(i)
Upon receiving instructions from Daiichi Sankyo, AnHeart shall return, and shall cause its Affiliates, and its Sublicensees, to Daiichi Sankyo or destroy all relevant records and materials in its possession or control containing Confidential Information of Daiichi Sankyo, provided that AnHeart may keep one copy of such Confidential Information for archival purposes only.

10.5.3.
Each Party acknowledges that the other Party's obligations following any termination are subject to, and may be limited by, all applicable laws, rules, regulations, or contractual restrictions.

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11.
Dispute Resolution.

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11.1
Between the Parties. In the event of a dispute between the Parties arising out of or related to the terms of this Agreement, either Party may request that the Parties engage in good faith discussions to resolve such dispute. Within [**Redacted**] calendar days of such request, each Party will appoint an appropriate representative to engage discussions to resolve the dispute in a mutually acceptable manner. Such representative will have a reasonable level of expertise in the subject matter of the dispute and possess the requisite authority to resolve the dispute. If such representatives are unable to resolve the dispute within [**Redacted**] calendar days, either Party may provide a written request to submit the dispute for discussions between Executive Officers appointed by the respective Chief Executive Officers of each Party. If the Executive Officers are unable to resolve the dispute within [**Redacted**] calendar days after referral, either Party may provide a written request to refer the dispute for arbitration.

11.2
Arbitration. Any dispute that is not resolved through good faith discussion between the Parties as provided in Section 11.1 will be referred to arbitration upon a request from either Party. Such disputes will be finally settled under the Rules of Arbitration of the International Chamber of Commerce. The venue for such arbitration proceedings will be New York City, New York and all arbitration proceedings will be conducted in English.

12.
Miscellaneous Provisions.

12.1.
Relationship of the Parties. AnHeart and Daiichi Sankyo agree that the relationship between them established by this Agreement is that of independent contractors. The Parties further agree that this Agreement does not, is not intended to, and should not be construed to establish an employment, agency, partnership, joint venture, or any other relationship between them. Except as may be specifically provided herein, neither Party has any right, power or authority, nor may they represent themselves as having any right, power or authority, to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

12.2.
No Third Party Beneficiaries. No person or entity other than AnHeart, Daiichi Sankyo and their respective Affiliates, permitted assignees and sublicensees may be deemed an intended beneficiary or have any right to enforce any obligation of this Agreement.

12.3.
Assignments. Except in connection with the acquisition of all or substantially all of its assets, AnHeart may not assign this Agreement or any of its rights or obligations hereunder to any Third Party without the written consent of Daiichi Sankyo. No assignment or transfer of this Agreement is valid or effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement. The terms and conditions of this Agreement will be binding on and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment not in accordance with the terms of this Agreement will be void.

12.4.
Performance by Affiliates. AnHeart may perform its obligations under this Agreement through one or more Affiliates without the need to obtain prior approval from Daiichi Sankyo. AnHeart will nonetheless remain solely responsible for the performance of

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its

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obligations under this Agreement by its Affiliate(s) and for any breach of the terms of this Agreement by its Affiliate(s).

12.5.
No Implied Waivers; Rights Cumulative. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement does not constitute a waiver of that right or excuse a similar subsequent failure to perform such term or condition. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver is effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, may be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by law or otherwise, are cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

12.6.
Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable under law in any jurisdiction, the Parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. A holding of invalidity, illegality or unenforceability of a provision in one jurisdiction will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

12.7.
Entire Agreement; Amendments. This Agreement, together with all appendices, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements, whether written or oral, with respect to the subject matter contained herein. Any amendment or modification to this Agreement must be made in a writing signed by both Parties.

12.8.
Force Majeure. Neither Party will be liable to the other Party for failure or delay in performing of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by; epidemic, earthquake, riot, civil commotion, rebellion; insurrection, invasion, fire, acts of God, war, terrorist acts, strike, storm, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the affected Party. The Party affected by such force majeure must provide the other Party with full particulars thereof (including its best estimate of the likely extent and duration of the interference with its activities) as soon as it becomes aware of the same, but in no event more than [**Redacted**] calendar days after becoming aware of it. The affected Party will use Commercially Reasonable Efforts to overcome the difficulties created by the force majeure and to resume performance of its obligations as soon as practicable. In such event, the Parties will meet promptly to determine an equitable solution to minimize or accommodate the effects of any such event, including the possibility of terminating this Agreement.
12.9.
Governing Law. This Agreement shall be governed by, and any disputes, claims or controversies in connection with this Agreement, including any question regarding its

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formation, existence, validity, enforceability, performance, interpretation or termination, shall be resolved in accordance with, the laws of the State of New York without regard to its conflict of laws rules.

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12.10.
Submission to Jurisdiction. Each Party submits to the exclusive jurisdiction of the courts sitting in New York City, New York, with respect to actions or proceedings arising out of or relating to this Agreement brought by a Party. Each Party may serve on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for giving notices, as provided in Section 12.11. Nothing in this Section 12.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

12.11.
Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by email (receipt verified) or by express courier service or [**Redacted**] calendar days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within [**Redacted**] calendar days after such mailing, to the Party to which it is directed at its address or email shown below or such other address or email as such Party shall have last given by notice to the other Party. If such notice, request, delivery, approval or consent is transmitted by email, the sending Party shall also transmit an identical copy of such documentation to the receiving Party by express courier service at the address shown below or to such other addresses and emails as a Party may designate by written notice.

If to Daiichi Sankyo, addressed to:

Daiichi Sankyo Company, Limited 5-1 Nihonbashi-honcho 3-Chome Chuo-ku, Tokyo 103-8426 Japan

Attention: [**Redacted**] Telephone: [**Redacted**]

Email: [**Redacted**]

If to AnHeart, addressed to:

AnHeart Therapeutics Inc. 5 Penn Plaza, 23rd floor New York, NY 10001, USA

Attention: [**Redacted**] Telephone: [**Redacted**]

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Email: [**Redacted**]

12.12.
No Strict Construction. This Agreement has been prepared jointly by the Parties and should not be strictly construed against either Party.

12.13.
Interpretation. The captions and headings in this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Sections or Appendix mean those particular Sections and Appendices to this Agreement and references to this Agreement include all attachments hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated); (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;”; (f) words using the singular or plural number also include the plural or singular number, respectively; and (g) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof.

12.14.
Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together, will constitute one and the same.

12.15.
Use of Name. Except as otherwise provided herein, neither Party has any right, express or implied, to use the name or other designation of the other Party or any other trade name, trademark or logo of the other Party in any manner or for any purpose in connection with the performance of this Agreement, except for use in connection with notices or filings required by law, rule, or regulation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, AnHeart and Daiichi Sankyo have caused this License Agreement to be executed by their duly authorized representatives as of the date first written above.

DAIICHI SANKYO COMPANY, LIMITED	ANHEART THERAPEUTICS INC.
Signature: /s/Sunao Manabe	Signature: /s/Junyuan Wang
Printed Name: Sunao Manabe	Printed Name: Junyuan Wang
Title: President and Chief Operating Officer	Title: Chief Executive Officer

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Exhibit A

DAIICHI SANKYO PATENTS

[**Redacted**]

The molecular structure of DS-6051b

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Exhibit B EXISTING MATERIALS

[**Redacted**]

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Exhibit C PRECLINICAL DATA

[**Redacted**]

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Exhibit D

DEVELOPMENT AND MANUFACTURING TECHNOLOGY

[**Redacted**]